Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2012, on the consolidated financial statements of ImageWare Systems, Inc. for the years ended December 31, 2011 and 2010, which appears in ImageWare Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
April 18, 2012